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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              EVERGREEN SOLAR INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   30033R 10 8
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP NO.    30033R 10 8                            PAGE       OF        PAGES
         ----------------------                          -----     -----
   (1)     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kawasaki Heavy Industries, Ltd.  (Employer Identification
           Number: 98-0171580)

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   (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [  ]
                                                                     (B)   [  ]

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   (3)     SEC USE ONLY

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   (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

           Japan
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                               (5)    SOLE VOTING POWER
          NUMBER                      923,787
            OF
          SHARES             ---------------------------------------------------
       BENEFICIALLY            (6)    SHARED VOTING POWER
          OWNED
       BENEFICIALLY
             BY              ---------------------------------------------------
           EACH                (7)    SOLE DISPOSITIVE POWER
         REPORTING                    923,787
          PERSON
           WITH              ---------------------------------------------------
                               (8)    SHARED DISPOSITIVE POWER
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   (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           923,787
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  (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [  ]

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  (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           8.3%
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  (12)     TYPE OF REPORTING PERSON*

           CO
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ITEM 1.

         (a)      Name of Issuer:   Evergreen Solar Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  211 Second Avenue, Waltham, MA 02451

ITEM 2.

         (a)      Name of Person Filing:
                  Kawasaki Heavy Industries, Ltd.

         (b)      Address of Principal Business Office:

                     1-1, Higashikawasakicho 1-chome, Chuo-ku, Kobe, Japan

         (c)      Citizenship:
                  Japan

         (d)      Title of Class of Securities:
                  Common

         (e)      CUSIP Number:
                  30033R 10 8

ITEM 3.

ITEM 4.           OWNERSHIP

         (a)      Amount Beneficially Owned: 923,787

         (b)      Percent of Class: 8.3%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote:  923,787

                  (ii)     shared power to vote or direct the vote:

                  (iii) sole power to dispose or to direct the disposition of: 923,787

                  (iv) shared power to dispose or to direct the disposition of:

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 five percent of the class of securities, check the following [].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY: NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP

                  Not applicable


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ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

ITEM 10.          CERTIFICATION

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2001




                                          KAWASAKI HEAVY INDUSTRIES, LTD.



                                          /s/ Masakazu Sato
                                          -------------------------------------
                                          Masakazu Sato
                                          Director



                                          Senior Manager of Finance